EXHIBIT 99.2
Phoenix Technologies Adds Five Directors to Newly Created Board Seats
Reaches Agreement with Largest Shareholder
Milpitas, CA – (BusinessWire – November 25, 2009) – Phoenix Technologies Ltd. (NASDAQ: PTEC), a global leader in core systems firmware, security solutions and instant-on operating systems environments, today announced that it has reached an agreement with RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, and certain of its affiliates (collectively, the “Ramius Group”) regarding the composition of the company’s Board of Directors. Under the terms of the agreement, the company will immediately expand its board to include ten members, adding Jeffrey C. Smith, Dale L. Fuller, Edward Terino, Kenneth Traub, and Patrick Little as new directors. Mr. Smith will become Chairman of the Board of Directors. As part of the settlement agreement, one existing director will not stand for re-election at the 2010 Annual Meeting, at which time the Board will be reduced to nine members. The annual meeting will be held no later than February 15, 2010.
Woody Hobbs, Phoenix’s CEO stated, “We are pleased we were able to reach an agreement with Ramius which enables us to work together with our new Board members to build value for all of our shareholders, customers, and employees. We welcome Jeff and the new board members and look forward to working with them as we continue to evolve our business plan.”
Jeff Smith, representing the Ramius Group, stated, “We are excited to have the opportunity to work with the Phoenix Technologies Board and executive team in their efforts to continue serving their customers with world class products and maximizing shareholder value.”

 About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in PC 3.0(TM) products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, and eSupport.com — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 210 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, Phoenix SecureCore, SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, PC 3.0, eSupport.com and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.

About Ramius LLC
Ramius LLC is an investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.
Investor Relations Contacts:
Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor_relations@phoenix.com
The Piacente Group, Investor Relations
Kristen McNally or Brandi Floberg
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com